Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

ANEBULO PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	4,529,300	$2.0295	$9,192,214.35	0.00011020	$1,013

(1)	Consists of an aggregate of 4,529,300 shares of the registrant’s common stock, which includes 2,264,650 shares of the registrant’s common stock and 2,264,650 shares of the registrant’s common stock issuable upon the exercise of warrants, all of which were sold to the selling stockholders in a private placement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c), calculated on the basis of the average of the high and low prices per share of common stock reported on The Nasdaq Capital Market on October 26, 2022.